Toni Perazzo
Chief Financial Officer
(650) 340-1888
FOR IMMEDIATE RELEASE


            AEROCENTURY CORP. REPORTS RESULTS FOR THE FIRST QUARTER


         (BURLINGAME, CA), April 21, 2003 -- AeroCentury Corp., (ASE:ACY), an independent aircraft leasing company, today reported results for first quarter 2003.

         For the quarter ended March 31, 2003, the Company reported revenues of $2.48 million, compared to revenues of $2.23 million for the same period a year ago. Revenue for the first quarter of 2003 is higher compared to 2002 primarily because of an increase in operating lease revenue from aircraft purchased during the second half of 2002 and from the re-lease of several aircraft which had been off lease during the first quarter of 2002. These increases more than offset a decrease in operating lease revenue resulting from lower overall lease rates and aircraft off lease during the quarter.

         Net income for the quarter was $175,120, or $0.11 per diluted share, versus net income of $299,620, or $0.19 per diluted share for the first quarter a year ago. The decrease in net income in 2003 as compared to 2002 is a result of increased operating expenses as well as an increase in general and administrative expenses.

         "Although the worldwide airline industry continues to weaken, our commitment to the regional aircraft market segment has enabled us to remain profitable," said Neal Crispin, President of AeroCentury. "Our ability to carefully balance the needs of our customers with our desired portfolio mix, lease rates and lease terms will be critical to maintaining profitability and high utilization."

         AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases. The Company's aircraft and engines are on lease to regional airlines and commercial users worldwide.

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This release includes forward-looking statements such as the Company's ability to carefully balance the needs of its customers with its desired portfolio mix, lease rates and lease terms being critical to maintaining profitability and high utilizations. This statement is subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. These risks include, but are not limited to, heightened geopolitical tension, the effect of worsening economic conditions or other events or circumstances that may negatively affect the demand for the types of aircraft owned by the Company, and a high level of competition in the aircraft leasing industry. The forward-looking statements and reasons why results may differ reflect the management's point of view only as of the date hereof. The Company undertakes no obligation to publicly revise these statements to reflect subsequent events or circumstances. Readers should also carefully review the risk factors described in documents the Company files from time to time with the Securities and Exchange Commission including the Company's Form 10-KSB for the year ended December 31, 2002.


                                AeroCentury Corp.
                         Selected Financial Information
                                   (Unaudited)


                              For the                  For the
                           Quarter Ended            Quarter Ended
                           March 31, 2003          March 31, 2002
                           --------------          --------------
Summary of Operations:
Revenues                        $ 2,475,870              $ 2,225,090
Net income                        $ 175,120                $ 299,620
Earnings per share                   $ 0.11                   $ 0.19
Weighted average common
     shares outstanding           1,543,257                1,543,257




                             March 31, 2003              March 31,
                                                            2002
Summary Balance Sheet:
Total assets                     $ 76,469,820           $ 65,856,300
Total liabilities                $ 56,423,600           $ 46,695,070
Shareholders' equity             $ 20,046,220           $ 19,161,230